Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial

Condition and Results of Operations

For the Years Ended December 31, 2007, 2006 and 2005

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2007 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company” or “we”, “us” or “our”).

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including disclosures relating to availability under our credit facility, levels of capital expenditures, sources of funds and funding requirements, among others.  Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  the cost of programming and industry conditions;

•                  changes in the laws or regulations under which we operate;

•                  developments in the government investigations and litigation related to past practices of Cablevision Systems Corporation (“Cablevision”) and CSC Holdings, Inc. (“CSC Holdings”) in connection with grants of stock options and stock appreciation rights;

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•                  the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  the state of the market for debt securities and bank loans;

•                  demand for advertising inventory;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system and direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system and DBS operators and telephone companies;

•                  market demand for new programming services;

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

We provide television programming to cable television system and DBS operators and telephone companies (collectively referred to as operators) primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv, and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways.  First, we receive affiliate fee payments from operators.  These revenues are generally on a per subscriber basis and earned under multi-year contracts with those operators referred to as affiliation agreements. The specific affiliate fees we earn vary from operator to operator and also vary among our networks, but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers.”  The second principal source of revenues is from advertising.  Under our affiliation agreements with operators, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliate fee revenue because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of operators that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC, a primarily analog service.  WE tv and IFC, although carried by many of the larger distributors, have higher growth opportunities due to their current penetration levels with cable television system operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and IFC penetration rates may increase if operators are successful in converting their analog subscribers to highly penetrated digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related subscriber guarantee, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the operators’ efforts to market our channels or we may permit operators to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising and by increasing rates for such advertising, but ultimately, the level of our advertising revenues is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliate fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few operators, creating disparate bargaining power between us and the largest operators.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.

The following individual customers accounted for the following percentages of the Company’s net revenues for the years ended December 31,:

	2007	2006	2005

Customer A	14%	14%	14%
Customer B	12%	13%	13%
Customer C	13%	12%	12%

The following individual customers accounted for the following percentages of the Company’s net trade receivable balances at December 31,:

	2007	2006

Customer A	11%	11%
Customer B	10%	11%
Customer C	10%	11%

As a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Critical Accounting Policies

In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.  The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Impairment of Long-Lived and Indefinite-Lived Assets:

The Company’s long-lived and indefinite-lived assets at December 31, 2007 include excess costs over fair value of net assets acquired (“goodwill”) of approximately $51.0 million, approximately $277.5 million of other long-lived intangible assets, approximately $27.3 million of property and equipment, net and approximately $393.0 million of long-term program rights.  Such assets accounted for approximately 60% of the Company’s consolidated total assets.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the Company is required to determine goodwill impairment using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.

For other long-lived assets, including intangibles that are amortized, the Company evaluates assets for recoverability when there is an indicator of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

In assessing the recoverability of the Company’s goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables. These valuations also include assumptions for projected average rates per basic and viewing subscribers used to determine affiliate fee revenue, access to programming and feature film rights and the cost of such programming and feature film rights, amount of programming time that is advertiser supported, number of advertising spots available and the sell-out rates for those spots, average fee per advertising spot, and operating margins, among other assumptions. If these estimates or material related assumptions change in the future, we may be required to record impairment charges related to our long-lived assets.

In order to evaluate the sensitivity of the fair value calculations of the Company’s reporting units on the impairment calculation for indefinite-lived intangibles, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit. This hypothetical decrease would have no impact on the impairment analysis for any of the Company’s reporting units.

Useful Lives of Finite-Lived Intangible Assets

The Company has recognized intangible assets for affiliation agreements and advertiser relationships as a result of the July 2003 repurchase of Metro-Goldwyn-Mayer, Inc.’s (“MGM”) 20% interest in each of American Movie Classics Company LLC (“AMC LLC”), WE: Women’s Entertainment LLC (“WE LLC”) and The Independent Film Channel LLC (“IFC LLC”) and the repurchase of NBC’s interests in Rainbow Media Holdings LLC in various transactions in 2001 and 2002. The Company has determined that such intangible assets have finite lives and has estimated those lives to be 10 years for affiliation agreements and 7 to 10 years for advertiser relationships. At December 31, 2007, the carrying values, net of accumulated amortization, were $233.1 million for affiliation agreements and $44.4 million for advertiser relationships.

The amount we originally allocated in purchase accounting to the affiliation agreements finite-lived intangibles in our consolidated financial statements is the estimated aggregate fair value of those affiliation agreements and the related customer relationships. The useful lives for the affiliation agreements were determined based upon an analysis of the weighted average lives of existing agreements the Company had in place with its major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements. The Company has been successful in renewing its major affiliation agreements and maintaining customer relationships in the past and believes it will be able to renew its major affiliation agreements and maintain those customer relationships in the future. However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a significant adverse impact on our business. In light of these facts and circumstances, the Company has determined that an estimated useful life of 10 years for affiliation agreements is appropriate.

There have been periods when an existing affiliation agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time. In substantially all these instances, the affiliates continued to carry and pay for the service under oral or written interim agreements until execution of definitive replacement agreements or renewals.

If an affiliate were to cease carrying a service on an other than temporary basis, the Company would record an impairment charge for the then remaining carrying value of that affiliation agreement intangible asset. If the Company were to renew an affiliation agreement at rates that produced materially less net revenue compared to the net revenue produced under the previous agreement, the Company would evaluate the impact on its cash flows and, if necessary, would further evaluate such indication of potential impairment by following the policy described above under “Impairment of Long-Lived and Indefinite-Lived Assets” for the asset group containing that intangible. The Company also would evaluate whether the remaining useful life of the affiliation agreement remained appropriate. Based on December 31, 2007 carrying values, if the estimated life of all affiliation agreements were shortened by 10%, the effect on amortization in the year ending December 31, 2008 would be to increase our annual amortization expense by approximately $4.8 million.

Program Rights and Related Obligations

Rights to programming, including feature films and episodic series, acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed, unless there is uncertainty with respect to either cost, acceptability or availability, then when the uncertainty is resolved, or when the license period has begun.  Costs are amortized to technical and operating expense on a straight-line basis over the respective license periods.  We periodically review the programming usefulness of our program rights inventory based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness of exhibition.  If it is determined that substantially all of the films in a film license agreement have no future programming usefulness and will no longer be exploited, a write-off for the portion of the unamortized cost of the film license agreement that was attributed to those films is recorded in technical and operating expense.  There were no impairment charges recorded in the three years ended December 31, 2007.

Owned original programming is produced for us by independent production companies.  Any owned original programming costs qualifying for capitalization are amortized to technical and operating expense over their estimated useful lives, commencing upon the first airing, based on attributable revenue for airings to date as a percentage of total projected attributable revenue.  Projected program usage is based on the historical performance of similar content.  Estimated cash flows can change based upon programming market acceptance, levels of affiliate fee revenue and advertising revenue, and program usage.    Accordingly, we periodically review revenue estimates and planned usage and revise our assumptions if necessary which could impact the timing of amortization expenses.  Owned original programming costs qualifying for capitalization, net of amortization expense of $2.0 million, amounted to $11.1 million, for the year ended December 31, 2007.  There were no such amounts that qualified for capitalization for the years ended December 31, 2006 and 2005.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Years Ended December 31,
	2007		2006		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
	(dollars in thousands)

Revenues, net	$668,771	100%	$601,698	100%	$67,073

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	190,692	28	175,168	29	(15,524)
Selling, general and administrative	177,554	27	167,783	28	(9,771)
Restructuring charges	1,627	—	—	—	(1,627)
Depreciation and amortization	59,329	9	61,496	10	2,167
Operating income	239,569	36	197,251	33	42,318
Other income (expense):
Interest expense, net	(110,109)	(17)	(121,355)	(20)	11,246
Write-off of deferred financing costs	(2,919)	—	(6,084)	(1)	3,165
Loss on extinguishment of debt	(19,113)	(3)	—	—	(19,113)
Miscellaneous, net	390	—	(48)	—	438
Income before income taxes	107,818	16	69,764	12	38,054
Income tax expense	(42,978)	(6)	(26,634)	(5)	(16,344)
Income before cumulative effect of a change in accounting principle	64,840	10	43,130	7	21,710
Cumulative effect of a change in accounting principle, net of taxes	—	—	(121)	—	121
Net income	$64,840	10%	$43,009	7%	$21,831

	Years Ended December 31,
	2006		2005		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
	(dollars in thousands)

Revenues, net	$601,698	100%	$557,568	100%	$44,130

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	175,168	29	165,543	30	(9,625)
Selling, general and administrative	167,783	28	145,821	26	(21,962)
Depreciation and amortization	61,496	10	61,016	11	(480)
Operating income	197,251	33	185,188	33	12,063
Other income (expense):
Interest expense, net	(121,355)	(20)	(117,291)	(21)	(4,064)
Write-off of deferred financing costs	(6,084)	(1)	—	—	(6,084)
Miscellaneous, net	(48)	—	246	—	(294)
Income before income taxes	69,764	12	68,143	12	1,621
Income tax expense	(26,634)	(5)	(23,383)	(4)	(3,251)
Income before cumulative effect of a change in accounting principle	43,130	7	44,760	8	(1,630)
Cumulative effect of a change in accounting principle, net of taxes	(121)	—	—		(121)
Net income	$43,009	7%	$44,760	8%	$(1,751)

Comparison of Year Ended December 31, 2007 Versus Year Ended December 31, 2006

Revenues, net for the year ended December 31, 2007 increased $67.1 million (11%) as compared to revenues for the prior year.  The net increase is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Advertising revenue	$32.9	$2.4	$35.3
Affiliate fee revenue	23.6	7.4	31.0
Other revenue	0.8	—	0.8
	$57.3	$9.8	$67.1

The increase in advertising revenue for the year ended December 31, 2007 compared to the prior year at AMC Networks resulted principally from higher pricing and units sold.  The increase at IFC is due to increased sponsorship sales related to programming aired on the network.  The increase in affiliate revenue for the year ended December 31, 2007 compared to the prior year is due to an increase in viewing subscribers and per subscriber rate increases.  Viewing subscribers as of December 31, 2007 compared to December 31, 2006, increased 11.2% and 5.8% at IFC and AMC Networks, respectively.  Approximately 20% of the AMC Networks increase relates to an increase in Canadian viewing subscribers for the broadcast of AMC.

	As of December 31,			Percent
	2007	2006	Increase	Increase
		(in thousands)
Viewing Subscribers:
AMC	84,400	81,100	3,300	4.1%
WE tv	57,200	52,700	4,500	8.5%
IFC	44,600	40,100	4,500	11.2%

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital capacity continues to become available; and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of operators and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Our advertising revenue as a percentage of total revenue increased for the year ended December 31, 2007 compared to the same period in the prior year and we expect this trend to continue in 2008.

Technical and operating expenses include primarily amortization of costs to license programming, including feature films, and programming and production costs.  Depreciation and amortization expense of fixed assets and definite lived intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2007 increased $15.5 million (9%) compared to 2006.  The increase in technical and operating expenses is attributed to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Amortization of programming content and series development/original programming costs	$7.2	$2.5	$9.7
Programming related costs	4.7	1.1	5.8
	$11.9	$3.6	$15.5

The increase in amortization of programming content costs and series development/original programming costs of $9.7 million for the year ended December 31, 2007 compared to the same period in the prior year is due primarily to an increase in amortization of licensed programming content costs and series development expenses of $20.8 million, partially offset by a reduction in owned original programming costs of $11.1 million due to a portion of such costs qualifying for capitalization in 2007.  The increase in programming related costs at both AMC Networks and IFC is primarily due to increased broadband/video-on-demand related costs.

As a percentage of revenues, technical and operating expenses decreased to 28% for the year ended December 31, 2007 compared to 29% for the year ended December 31, 2006.

There may be significant changes in the level of our expenses from quarter to quarter and/or year to year due to content acquisitions and/or original programming costs.  As additional competition for product increases from new programming services and alternate distribution technologies continue to develop in the industry, costs for film and other programming content may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $9.8 million (6%) for 2007 as compared to 2006.  The increase is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$8.0	$1.1	$9.1
Other general and administrative costs	1.5	(0.2)	1.3
Management fees	1.5	—	1.5
Long-term incentive plan expense allocated from Cablevision	1.3	0.3	1.6
Share-based compensation expense allocated from Cablevision	(3.0)	(0.7)	(3.7)
	$9.3	$0.5	$9.8

The increase in sales and marketing costs at AMC Networks and IFC primarily resulted from an increase in expenses for the marketing and promotion of original programming series for the year ended December 31, 2007 compared to the same period in the prior year.  The increase in other general and administrative costs at AMC Networks is due to increased parent company allocations, partially offset by a decrease in legal expenses for the year ended December 31,

2007 compared to the same period in the prior year.  Management fees increased due to increased revenues of AMC Networks in 2007 compared to 2006.    Pursuant to an agreement with CSC Holdings, a wholly owned subsidiary of Cablevision, AMC LLC and WE LLC pay an annual management fee of 3.5% of their revenues (as defined under the terms of the agreement) to CSC Holdings on a monthly basis.

As a percentage of revenues, selling, general and administrative expenses decreased to 27% in 2007 compared to 28% in 2006.

Restructuring charges of $1.6 million for the year ended December 31, 2007 represents primarily severance charges resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments.

Depreciation and amortization decreased $2.2 million (4%) for 2007 as compared to 2006 due to a decrease in depreciation and amortization expense of $0.9 million and $1.3 million, respectively.  A decrease in depreciation expense of $0.9 million during 2007 compared to the prior year primarily relates to a capitalized lease asset at IFC becoming fully depreciated at December 31, 2006.  The decrease in amortization expense of $1.3 million is due to certain intangible assets becoming fully amortized in the first quarter of 2007.

Net interest expense decreased $11.2 million during 2007 compared to 2006.  The net decrease was attributable to a decrease in interest expense of $14.0 million in 2007 compared to 2006.  The decreased interest expense resulted from the redemption of $175.0 million of senior subordinated notes on August 31, 2007 and lower average outstanding bank debt.  Although bank debt outstanding at December 31, 2007 decreased $92.5 million compared to the period in 2006 immediately prior to the refinancing of our credit facility in July 2006, interest expense did not decrease more significantly in 2007 due to higher variable interest rates.  The decrease in interest expense was partially offset by a decrease in interest income of $2.8 million in 2007 compared to 2006 due to lower average cash balances.

Write-off of deferred financing costs of $2.9 million and $6.1 million in 2007 compared to 2006, respectively, represents $2.9 million of costs written off in connection with the partial redemption of our senior subordinated notes in August 2007 and $6.1 million of costs written off in connection with the refinancing of our August 2004 credit agreement in July 2006.

Loss on extinguishment of debt of $19.1 million in 2007 represents the excess of the redemption price over the carrying value of the $175.0 million principal amount of our senior subordinated notes redeemed August 2007.

Income tax expense of $43.0 million for the year ended December 31, 2007 resulted primarily from pretax income, the impact of state taxes, non-deductible expenses, and tax expense of $1.6 million, including accrued interest, recorded pursuant to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and tax expense of $1.1 million for the impact of a change in the state rate used to determine deferred taxes.

Income tax expense of $26.6 million for the year ended December 31, 2006 resulted primarily from pretax income, the impact of non-deductible expenses and state income taxes.

Comparison of Year Ended December 31, 2006 Versus Year Ended December 31, 2005

Revenues, net for the year ended December 31, 2006 increased $44.1 million (8%) as compared to revenues for the prior year.  The net increase is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Advertising revenue	$31.8	$3.0	$34.8
Affiliate revenue	4.2	4.8	9.0
Other revenue	—	0.3	0.3
	$36.0	$8.1	$44.1

The increase in advertising revenue for the year ended December 31, 2006 compared to the prior year at AMC Networks resulted principally from higher unit rates and units sold.  The increase at IFC is due to increased sponsorship sales related to programming aired on the network.  The increase in affiliate revenue for the year ended December 31, 2006 compared to the prior year is due to an increase in viewing subscribers and per subscriber rate increases.  Viewing subscribers as of December 31, 2006 compared to December 31, 2005, increased 7.5% and 4.5% at IFC and AMC Networks, respectively.  Approximately half of the AMC Networks increase relates to the addition of Canadian viewing subscribers for the broadcast of AMC, which launched in September 2006 under its first Canadian affiliate agreement.

	As of December 31,			Percent
	2006	2005	Increase	Increase
		(in thousands)
Viewing Subscribers:
AMC	81,100	77,200	3,900	5.1%
WE tv	52,700	50,900	1,800	3.5%
IFC	40,100	37,300	2,800	7.5%

Our advertising revenue as a percentage of total revenue increased for the year ended December 31, 2006 compared to the same period in the prior year.

Technical and operating expenses for 2006 increased $9.6 million (6%) compared to 2005.  The increase in technical and operating expense is attributed to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Amortization of programming content and series development/original programming costs	$6.4	$2.6	$9.0
Programming related costs	0.6	—	0.6
	$7.0	$2.6	$9.6

The increase in amortization of programming content costs and series development/original programming costs for the year ended December 31, 2006 compared to the same period in the prior year is due primarily to increased spending on original programming of $6.7 million and $0.8 million at AMC Networks and IFC, respectively.

As a percentage of revenues, technical and operating expenses decreased to 29% for the year ended December 31, 2006 compared to 30% for the year ended December 31, 2005.

Selling, general and administrative expenses increased $22.0 million (15%) for 2006 as compared to 2005.  The increase is attributable to the following:

	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Sales and marketing costs	$3.9	$0.7	$4.6
Other general and administrative costs	2.9	0.8	3.7
Management fees	1.2	—	1.2
Long-term incentive plan expense	2.4	0.6	3.0
Share-based compensation expense (includes the effects of Cablevision’s adoption of Statement No. 123R effective January 1, 2006, excluding the cumulative effect of a change in accounting principle)	6.9	2.6	9.5
	$17.3	$4.7	$22.0

The increase in sales and marketing costs at AMC Networks and IFC primarily resulted from increased advertising sales related expenses due to increased advertising sales revenue for the year ended December 31, 2006 compared to the same period in the prior year.  The increase in other general and administrative costs at AMC Networks and IFC is due to increased parent company allocations for the year ended December 31, 2006 compared to the same period in the prior year.  Management fees increased due to increased revenues of AMC Networks in 2006 compared to 2005.    Pursuant to an agreement with CSC Holdings, a wholly owned subsidiary of Cablevision, AMC LLC and WE LLC pay an annual management fee of 3.5% of their revenues (as defined under the terms of the agreement) to CSC Holdings on a monthly basis.

Effective January 1, 2006, Cablevision adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment (“Statement No. 123R”).  Statement No. 123R eliminates the ability to account for share-based compensation transactions, as Cablevision formerly did, using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that share-based payments be accounted for using a fair-value-based method.  As a result of the adoption of Statement No. 123R, the Company’s proportionate share of Cablevision’s share-based compensation expense for 2006 increased as compared to 2005.

As a percentage of revenues, selling, general and administrative expenses increased to 28% in 2006 compared to 26% in 2005.

Depreciation and amortization increased $0.5 million (less than 1%) for 2006 as compared to 2005. Amortization of intangible assets remained consistent for 2006 as compared to 2005.  An increase in depreciation expense of approximately $0.5 million during 2006 compared to the prior year primarily relates to the addition of a capitalized lease asset at AMC Networks during the year.

Net interest expense increased $4.1 million during 2006 compared to 2005.  The increase was attributable to $4.0 million of higher interest expense on bank debt.  Although bank debt outstanding decreased after the refinancing of our credit facility in July 2006, interest expense increased in 2006 due to higher variable interest rates.  Interest income decreased by $0.1 million in 2006 compared to 2005 due to lower average cash balances.

Write-off of deferred financing costs of $6.1 million in the year ended December 31, 2006 represents costs written off in connection with the refinancing of our credit agreement in July 2006.

Income tax expense of $26.6 million for the year ended December 31, 2006 resulted primarily from pretax income, the impact of non-deductible expenses, and state income taxes.

Income tax expense of $23.4 million for the year ended December 31, 2005, resulted primarily from pretax income, the impact of non-deductible expenses and state taxes, partially offset by a $6.0 million deferred tax benefit resulting from a change in New York State tax law enacted in the second quarter of 2005.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $126.6 million for the year ended December 31, 2007 compared to $126.8 million for the year ended December 31, 2006.  The 2007 cash provided by operating activities resulted from $305.2 million of income before depreciation and amortization and other non-cash items, an increase in accounts payable to affiliates, net of $48.3 million and a decrease in net other assets totaling $13.7 million, partially offset by a decrease in cash resulting primarily from the acquisition and payment of obligations relating to program rights totaling $178.7 million, an increase in accounts receivable, trade of $21.4 million due primarily to an increase in advertising trade receivables, deferred carriage fee payments of $28.7 million, and a decrease in accrued interest of $11.8 million due primarily to a decrease in outstanding debt following the early redemption of a portion of our senior subordinated notes in August 2007.

Net cash provided by operating activities amounted to $126.8 million for the year ended December 31, 2006 compared to $99.9 million for the year ended December 31, 2005.  The 2006 cash provided by operating activities resulted from $243.1 million of income before depreciation and amortization and other non-cash items and a decrease in net other assets totaling $35.8 million, partially offset by a decrease in cash resulting from the acquisition and payment of obligations relating to program rights totaling $126.1 million, and deferred carriage payments of $26.0 million.

Net cash provided by operating activities amounted to $99.9 million for the year ended December 31, 2005.  The 2005 cash provided by operating activities resulted from $223.7 million of income before depreciation and amortization and other non-cash items and a decrease in net other assets totaling $19.5 million, partially offset by a decrease in cash resulting from the acquisition and payment of obligations relating to program rights totaling $107.4 million and deferred carriage payments of $35.9 million arising primarily as one part of a series of multiple agreements entered into simultaneously with the settlement of the litigation between AMC and Time Warner Entertainment, L.P. in September 2005.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2007 was $7.0 million compared to $5.2 million for the year ended December 31, 2006.  The 2007 and 2006 investing activities consisted of capital expenditures.  Capital expenditures in 2007 were primarily for the purchase of technical equipment for the future transmission of our networks in high-definition.  Capital expenditures in 2006 were primarily for the purchase of technical equipment for operators to migrate to and receive a digital transmission of our networks.

Net cash used in investing activities for the year ended December 31, 2005 was $1.2 million.  The 2005 investing activities consisted of capital expenditures.

Financing Activities

Net cash used in financing activities amounted to $75.6 million for the year ended December 31, 2007 compared to $261.7 million for the year ended December 31, 2006.  In 2007, financing activities consisted of capital distributions to our parent of $74.8 million, $193.2 million for the partial redemption of $175.0 million of our senior subordinated notes including a redemption premium of $18.2 million, repayment of bank debt of $33.0 million, and principal payments on capital leases of $0.6 million, partially offset by proceeds from bank debt of $23.0 million and a cash contribution from our parent of $203.0 million.

Net cash used in financing activities amounted to $261.7 million for the year ended December 31, 2006 compared to $26.1 million for the year ended December 31, 2005.  In 2006, financing activities consisted of capital distributions to our parent of $168.8 million, repayment of bank debt of $595.5 million from our previous credit facility and $28.0 million of borrowings made during the year under our existing credit facility, partially offset by the proceeds from borrowings under our existing credit facility (as described below) of $538.0 million, the payment of deferred financing costs associated with our new credit facility of $5.5 million, and principal payments on capital leases of $1.8 million.

Net cash used in financing activities amounted to $26.1 million for the year ended December 31, 2005.  In 2005, the Company’s financing activities consisted of capital distributions to our parent of $20.0 million, repayment of bank debt of $4.5 million, and principal payments on capital leases of $1.6 million.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities in each of the three years ended December 31, 2007.  We currently expect our funding requirements for the next twelve months to be met by our cash on hand, cash from operations and available borrowings under our credit facility.  In addition, our cash on hand, plus cash flow from operations, plus proceeds from borrowings available to us, provides the capital required for net funding and investment requirements of other Rainbow programming services that we do not own, including VOOM and Rainbow’s regional news networks (“News 12 Networks”), subject to the applicable covenants and limitations contained in our financing agreements.  During the year ended December 31, 2007, we distributed $74.8 million to Rainbow Programming Holdings LLC, our direct parent, to, among other things, fund other Rainbow programming services, including VOOM, News 12 Networks and fuse.

The following table summarizes our outstanding debt, the present value of capital leases, interest expense and capital expenditures as of and for the year ended December 31, 2007:

(dollars in thousands)

Bank debt	$500,000
Capital leases	16,229
Senior notes	298,745
Senior subordinated notes	323,311
Total debt	$1,138,285

Interest expense	$111,170
Capital expenditures	$6,968

Total amounts payable by the Company in connection with its outstanding obligations during the five years subsequent to December 31, 2007 and thereafter, including capital leases and related interest, as of December 31, 2007 are as follows:

Years Ending December 31,

2008	$27,289
2009	27,289
2010	27,289
2011	52,289
2012	352,289
Thereafter	666,408
Total	$1,152,853

Debt Financing Agreements

The Company has an $800 million senior secured credit facility (the “Credit Agreement”), which consists of a $500 million term A loan facility and a $300 million revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Agreement allows us to utilize up to $50 million of the revolving credit facility for letters of credit and up to $5 million for a swing loan.  Further, the Credit Agreement provides for an incremental facility of up to $925 million, provided that it be for a minimum amount of $100 million.  If an incremental facility is established, we and the lenders will enter into a supplement to the Credit Agreement with terms and conditions that are no more restrictive than those in the Credit Agreement.  There are no commitments from the lenders to fund the incremental facility.

Outstanding borrowings under the term loan at December 31, 2007 were $500 million.  There were no borrowings outstanding under the $300 million revolving credit facility at December 31, 2007.  The borrowings under the Credit Agreement may be repaid without penalty at any time. We may use future borrowings under the Credit Agreement to make investments, distributions and other payments permitted under the Credit Agreement and for general corporate purposes.

Borrowings under the Credit Agreement are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by Rainbow Programming Holdings LLC.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions).  At December 31, 2007, the interest rate on the term A loan facility was 6.15%.  The $500 million term A loan is to be repaid in quarterly installments of $6.25 million from March 31, 2008 until December 31, 2010, $12.5 million from March 31, 2011 until December 31, 2012, and $162.5 million on March 31, 2013 and June 30, 2013, the maturity of the term A loan.  Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

As defined in the Credit Agreement, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.75 to 1 through June 30, 2008, decreasing thereafter to 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

On July 24, 2007, we entered into an equity commitment agreement with our sole member, RPH, pursuant to which RPH agreed to purchase additional membership interests in the Company for an aggregate purchase price of $203 million.  We used the proceeds of the investment by RPH to redeem $175 million in aggregate principal amount of our 10 3/8% senior subordinated notes due 2014, representing 35% of the outstanding notes at a redemption price equal to 110.375% of the principal amount of the notes plus accrued and unpaid interest to August 31, 2007, the redemption date.  In connection with the redemption, we recognized a loss on extinguishment of debt of $19.1 million representing the excess of the redemption price over the carrying value of the $175 million principal amount of our senior subordinated notes and wrote-off the related unamortized deferred financing costs of $2.9 million.  As of December 31, 2007, the remaining notes outstanding consist of $325 million principal amount of 10 3/8% senior subordinated notes due September 1, 2014 and $300 million principal amount of 8 3/4% senior notes due September 1, 2012.  These notes are guaranteed by substantially all of our subsidiaries.

The indentures under which the senior notes and the senior subordinated notes were issued contain various covenants, which are generally less restrictive than those contained in the Credit Agreement.

We were in compliance with all of our financial covenants under our credit agreement as of December 31, 2007.

Future access to the debt markets and the cost of any future debt issuances are also influenced by our credit ratings, which are provided by Moody’s Investors Service (“Moody’s”) and Standard & Poor’s.  Key factors in the assessment of our credit ratings include our free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  Our corporate credit rating is Ba3 by Moody’s with a stable outlook and BB by Standard & Poor’s with a negative outlook.  Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

Contractual Obligations and Off Balance Sheet Commitments

The Company’s contractual obligations as of December 31, 2007, which consist primarily of our debt obligations, and the effect such obligations are expected to have on our liquidity and cash flow in future periods, are summarized in the following table:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years	Other
	(dollars in thousands)
Off balance sheet arrangements:
Purchase obligations (1)	$256,267	$70,861	$42,614	$37,275	$105,517	$—
Operating lease obligations (2)	890	302	429	159	—	—
	257,157	71,163	43,043	37,434	105,517	—
Contractual obligations reflected on the balance sheet:
Debt obligations (3)	1,125,000	25,000	50,000	400,000	650,000	—
Program rights obligations	396,343	99,814	143,759	79,191	73,579	—
Capital lease obligations (4)	27,853	2,289	4,578	4,578	16,408	—
Taxes (5)	2,516	—	—	—	—	2,516
	1,551,712	127,103	198,337	483,769	739,987	2,516
Total	$1,808,869	$198,266	$241,380	$521,203	$845,504	$2,516

See note 5 to our consolidated financial statements for a discussion of our long-term debt.  See note 6 to our consolidated financial statements for a discussion of our leases.  See note 1 to our consolidated financial statements for a discussion of our program rights obligations.

(1)

Purchase obligation amounts not reflected on the balance sheet consist primarily of (i) long-term program rights obligations, (ii) long-term transmission service commitments, and (iii) marketing commitments.

(2)

Operating lease commitments represent future minimum payment obligations on various long-term, noncancelable leases for office space and office equipment.

(3)	Includes future payments due on the Company’s (i) bank debt, (ii) senior notes, and (iii) senior subordinated notes (excludes interest payments).
(4)	Amount above reflects the face amount of capital lease obligations, including related interest.
(5)

This amount represents noncurrent tax liabilities, including accrued interest, recognized pursuant to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

Interest Rate Risk

The Credit Agreement is a variable rate instrument.  Accordingly, the Company is subject to interest rate volatility.

Recent Events

Affiliation Agreements

In June 2007, Rainbow Media Holdings LLC, the Company’s indirect parent, completed its sale to Comcast Corporation of its interests in subsidiaries which operate two regional television sports programming networks.  Contemporaneously with the execution of the purchase agreement on April 30, 2007 relating to the sale of such networks, subsidiaries of the Company and Comcast Corporation entered into or extended affiliation agreements relating to the carriage of AMC, IFC and WE tv.

Dolan Family Group Transaction

On May 2, 2007, Cablevision entered into a merger agreement with Central Park Holding Company, LLC (“Dolan Family Acquisition Company”), an entity owned by the Dolan Family Group, and Central Park Merger Sub, Inc.  The terms of the merger agreement provided that Central Park Merger Sub, Inc. would be merged with and into Cablevision and, as a result, Cablevision would continue as the surviving corporation and a wholly-owned subsidiary of Dolan Family Acquisition Company (the “Proposed Merger”).

On October 24, 2007, the Proposed Merger was submitted to a vote of Cablevision’s shareholders and did not receive Cablevision shareholder approval.  Subsequently, the parties terminated the merger agreement pursuant to its terms.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2007, the Securities and Exchange Commission published Staff Accounting Bulletin (“SAB”) No. 110, which amends SAB No. 107 to allow for the continued use, under certain circumstances, of the “simplified” method in developing an estimate of the expected term of so-called “plain vanilla” stock options accounted for under Statement No. 123R beyond December 31, 2007.  Companies can use the simplified method if they conclude that their stock option exercise experience does not provide a reasonable basis upon which to estimate an expected term. SAB No. 110 will not have a significant impact on Cablevision’s or the Company’s future financial position or results of operations, as beginning in 2008, for any stock option awards granted, Cablevision’s computation of expected life will be based on its historical stock option exercise experience as outlined in Statement No. 123R.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), Business Combinations (“Statement No. 141R”).  Statement No. 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date.  Statement No. 141R is effective for the Company for business combinations for which the acquisition date is on or after January 1,

2009. The provisions of Statement No. 141R will not impact the Company’s financial statements for prior periods.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“Statement No. 157”).  Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  Under Statement No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.  It also clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability.  This Statement applies under other accounting pronouncements that require or permit fair value measurements.  Accordingly, this Statement does not require any new fair value measurements, however, for some entities, the application of Statement No. 157 could change current practices.  Statement No. 157 will be effective for the Company on January 1, 2008 with respect to financial assets and liabilities.  The FASB has deferred the adoption of Statement No. 157 for nonfinancial assets and nonfinancial liabilities which will be effective for the Company on January 1, 2009.  The Company has not yet determined the impact that the adoption of Statement No. 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 (“Statement No. 159”).  Statement No. 159 permits entities to elect, at specified election dates, to measure eligible financial instruments and certain other items at fair value.  An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred.  Statement No. 159 is effective as of January 1, 2008 for the Company.  The Company has not yet determined the impact that the adoption of Statement No. 159 will have on its financial statements.

Rainbow National Services LLC and Subsidiaries

(Dollars in thousands)

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(Dollars in thousands)

	Balance at Beginning of Period	Provision for Bad Debt	Deductions/Write-Offs and Other Charges	Balance at End of Period
Year Ended December 31, 2007
Allowance for doubtful accounts	$4,066	$392	$(2,819)*	$1,639

Year Ended December 31, 2006
Allowance for doubtful accounts	$4,150	$—	$(84)	$4,066

Year Ended December 31, 2005
Allowance for doubtful accounts	$4,720	$10	$(580)	$4,150

*  Represents primarily the write-off of trade receivables from a cable system operator that had previously been fully reserved.